Exhibit 99.1

   Iron Mountain Incorporated Reports Third Quarter 2004 Financial Results

     * Total Revenues are $459 Million, Up 20%

     * Operating Income is $85 Million; Up 10%

     * Net Income is $0.14 per Diluted Share

     * Shredding, Digital Services Contributing to Revenue Growth

     * Acquisition of Connected Corporation Expected to Close in Early
       November

    BOSTON, Oct. 28 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, today reported higher revenues and operating income for the third quarter ended September 30, 2004. Net income for the quarter was $0.14 per diluted share.
    Iron Mountain's total consolidated revenues for the quarter ended September 30, 2004 grew to $459 million, an increase of 20% compared with the quarter ended September 30, 2003. For the quarter, storage revenues grew 18% and service revenues grew 23% compared to the prior year. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years. This marks the 63rd consecutive quarter for which the Company has reported increased storage revenues.
    For the third quarter of 2004, the storage and service revenue internal growth rates were 8% and 5%, respectively, yielding a total internal revenue growth rate of 7%.
    Richard Reese, the Company's Chairman and CEO, stated, "Iron Mountain is making important strides strategically in what has been a very active 2004.
We have become the largest North American provider of integrated shredding services, we have consolidated ownership of important international businesses, and we are starting to see good progress in our digital services business. Operationally, our businesses performed as we expected this quarter, with the exception of our U.S. paper-based Records Management business, where margins were lower than anticipated. We have taken steps intended to return these margins to their normal levels. Our growing investment in our sales and marketing organization, while dampening near-term margins, is beginning to pay dividends."
    Operating income before depreciation and amortization ("OIBDA") was $127 million, or 27.7% of revenues, for the quarter ended September 30, 2004 compared to $110 million, or 28.9% of revenues, for the quarter ended September 30, 2003. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.
    Operating income for the third quarter of 2004 was $85 million, or 19% of revenues, compared to $77 million, or 20% of revenues, for the same period in 2003. Net income for the quarter was $18 million, or $0.14 per diluted share, an increase of 25% from $15 million, or $0.11 per diluted share, for the same period in 2003. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.
    Included in net income for the third quarter of 2004 is $3 million, or $0.01 per diluted share, of other income, net comprised primarily of foreign currency related net gains due to the strengthening of the Canadian Dollar, which were partially offset by net losses due to the weakening of the Euro. The net effect of the exchange rate fluctuations relative to the British Pound Sterling was less than $0.2 million due primarily to the implementation of the Company's hedging strategy relative to that currency. Included in net income for the third quarter of 2003 is $10 million, or $0.05 per diluted share, of other expense, net comprised primarily of $5 million of foreign currency related net losses, due primarily to the weakening of the Canadian Dollar and $5 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities.
    For the nine months ended September 30, 2004, the Company reported total consolidated revenues of $1.34 billion, an increase of 22%, with storage revenues growing at 21% and service revenues growing at 25% compared to the prior year. For the nine-month period, storage and service revenue internal growth rates were 8% and 5%, respectively, yielding a total internal revenue growth rate of 7%.
    OIBDA was $377 million, or 28.2% of revenues, for the nine months ended September 30, 2004 compared to $312 million, or 28.6% of revenues, for the nine months ended September 30, 2003.
    Operating income for the first nine months of 2004 was $258 million, or 19% of revenues, compared to $218 million, or 20% of revenues, for the same period in 2003. Net income was $64 million, or $0.49 per diluted share, for the first nine months of 2004, compared to $56 million, or $0.43 per diluted share, for the same period in 2003.
    Included in net income for the first nine months of 2004 is $4 million, or $0.02 per diluted share, of other expense, net comprised of a $2 million foreign currency related net losses, due primarily to the weakening of the British Pound Sterling, and $2 million of charges for the early extinguishment of debt related to the Company's 2004 refinancing activities. Included in net income for the first nine months of 2003 is $2 million, or $0.01 per diluted share, of other expense, net comprised primarily of a $19 million foreign currency related net gains, due primarily to the strengthening of the Canadian Dollar offset by $21 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities.
    In line with its strategy, Iron Mountain continued to make selected acquisitions, opportunistically buying attractive businesses that provide a strong platform for future growth by expanding the Company's geographical footprint and information management product offerings and enhancing its existing operations. Since the end of July, the Company has completed six acquisitions for total consideration of approximately $19 million in cash. These acquisitions have expanded the Company's operations in important international markets (Eastern Europe, Brazil), strengthened the Company's secure shredding business in California and Virginia and enhanced its records management presence in California.
    In addition, the Company announced on October 12, 2004, the signing of a definitive agreement to acquire Framingham, MA-based Connected Corporation in a cash transaction valued at approximately $117 million. The acquisition builds on Iron Mountain's mission to protect its customers' information and to protect its customers through compliant information management. Connected Corporation is a technology and market leader in the protection, archiving and recovery of distributed data. The transaction is expected to close in early November.

                        Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                                      Full Year Ending December 31, 2004

                                       Previous                 Current
                                     Low        High         Low        High
    Revenues                       $1,765     $1,800       $1,794     $1,804
    Operating Income                  335        354          335        341
    Depreciation & Amortization       163        159             ~163

    Capital Expenditures              210        240          210        240

    Iron Mountain's conference call to discuss the third quarter 2004 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 200,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting -- services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

                          Certain Important Factors

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our fourth quarter and full year 2004 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) the cost and availability of financing for contemplated growth; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (vi) the possibility that business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain
          Incorporated follow.

                          IRON MOUNTAIN INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Amounts in Thousands except Per Share Data)
                                 (Unaudited)

                                       Three Months Ended   Nine Months Ended
                                          September 30,         September 30,
                                           2003     2004       2003      2004
    REVENUES:
      Storage                          $222,973 $263,867   $634,773  $768,232
      Service and Storage Material
       Sales                            158,785  195,463    458,066   570,430

         Total Revenues                 381,758  459,330  1,092,839 1,338,662

    OPERATING EXPENSES:
      Cost of Sales (Excluding
       Depreciation)                    171,355  209,797    493,538   608,934
      Selling, General and
       Administrative                    98,087  122,508    285,377   353,456
      Depreciation and Amortization      33,197   42,269     93,911   119,912
      Loss (Gain) on Disposal /
       Writedown of Property, Plant
        and Equipment, Net                1,870     (246)     1,886    (1,260)

         Total Operating Expenses       304,509  374,328    874,712 1,081,042

    OPERATING INCOME                     77,249   85,002    218,127   257,620

    INTEREST EXPENSE, NET                38,790   54,313    110,752   140,431
    OTHER EXPENSE (INCOME), NET          10,343   (2,979)     2,361     4,236

      Income Before Provision for Income
       Taxes and Minority Interest       28,116   33,668    105,014   112,953

    PROVISION FOR INCOME TAXES           12,012   14,293     44,635    46,668
    MINORITY INTEREST IN EARNINGS OF
     SUBSIDIARIES                         1,310      925      4,168     1,981

       Net Income                       $14,794  $18,450    $56,211   $64,304

    NET INCOME PER SHARE - BASIC          $0.12    $0.14      $0.44     $0.50
    NET INCOME PER SHARE - DILUTED        $0.11    $0.14      $0.43     $0.49

    WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING - BASIC                127,955  129,288    127,817   128,934
    WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING - DILUTED              130,089  131,366    130,035   131,056

    Operating Income before
     Depreciation and Amortization     $110,446 $127,271   $312,038  $377,532

                          IRON MOUNTAIN INCORPORATED
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Amounts in Thousands)
                                 (Unaudited)

                                                   December 31, September 30,
                                                          2003          2004
    ASSETS

    CURRENT ASSETS:
      Cash and Cash Equivalents                        $74,683       $44,428
      Accounts Receivable (less allowances of
       $20,922 and $14,010, respectively)              279,800       343,941
      Other Current Assets                             117,100        91,259
          Total Current Assets                         471,583       479,628

    PROPERTY, PLANT AND EQUIPMENT:
      Property, Plant and Equipment at Cost          1,950,893     2,143,420
      Less: Accumulated Depreciation                  (458,626)     (567,974)
          Property, Plant and Equipment, net         1,492,267     1,575,446

    OTHER ASSETS:
      Goodwill, net                                  1,776,279     1,943,622
      Other Non-current Assets, net                    151,970       207,532
          Total Other Assets                         1,928,249     2,151,154

          Total Assets                              $3,892,099    $4,206,228

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
      Current Portion of Long-term Debt               $115,781       $17,923
      Other Current Liabilities                        468,964       452,454
          Total Current Liabilities                    584,745       470,377

    LONG-TERM DEBT, NET OF CURRENT PORTION           1,974,147     2,330,155
    OTHER LONG-TERM LIABILITIES                        191,308       228,848

    MINORITY INTERESTS                                  75,785        11,735

    SHAREHOLDERS' EQUITY                             1,066,114     1,165,113

          Total Liabilities and Shareholders'
           Equity                                   $3,892,099    $4,206,228

    APPENDIX A
    Operating Income Before Depreciation and Amortization
    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).
    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                            Three Months         Nine Months
                                               Ended                Ended
                                            September 30,      September 30,
                                             2003    2004       2003    2004

    OIBDA (Operating Income Before
     Depreciation and Amortization) (1)      $110    $127       $312    $378

      Less:   Depreciation and Amortization    33      42         94     120

    Operating Income (1)                      $77     $85       $218    $258

      Less: Interest Expense, net              39      54        111     140
            Other (Income) Expense, net        10      (3)         2       4
            Provision for Income Taxes         12      14         45      47
            Minority Interest                   1       1          4       2

    Net Income (1) (2)                        $15     $18        $56     $64

    Major Components of Other (Income)
     Expense, net:
            Foreign Exchange Effects           $5     $(3)      $(19)     $2
            Debt Extinguishment Charges        $5     $--        $21      $2

    (1) Includes $2 million and $1 million of losses on Disposal / Write-down of Property, Plant and Equipment, net for the quarters ended September 30, 2003 and 2004, respectively and $2 million of losses and $1 million of gains on Disposal / Write-down of Property, Plant and Equipment, net for the nine months ended September 30, 2003 and 2004, respectively.

    (2) Columns may not foot due to rounding.

     Contact: Stephen P. Golden
              Director of Investor Relations
              (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             10/28/2004
    /CONTACT: Stephen P. Golden, Director of Investor Relations of Iron Mountain Incorporated, +1-617-535-4799/
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             AP Archive: http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.ironmountain.com /
    (IRM)

CO:  Iron Mountain Incorporated
ST:  Massachusetts
IN:  FIN
SU:  ERN ERP CCA